December 9, 2011

Submitted on EDGAR under "CORRESP"

Ms. Kathryn Jacobson, Staff Accountant

Division of Corporation Finance

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Subject:          Barrett Business Services, Inc.
Form 10-K for the fiscal year ended December 31, 2010
Filed April 1, 2011
File No. 0-21886

Dear Ms. Jacobson:

As discussed in our telephone call today, we are requesting until December 14, 2011, to provide our written response to the comments contained in the letter.